EXHIBIT 23.1

                                 [LOGO OMITTED]


                       CONSENT OF INDEPENDENT REGISTERED]
                             PUBLIC ACCOUNTING FIRM


To the Board of Directors of New Century Companies, Inc.

We hereby consent to the incorporation by reference into this Registration Statement on Form SB-2 of New Century Companies, Inc. of our report dated April 7, 2006, relating to the consolidated balance sheet of New Century Companies, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2005. We also hereby consent to the reference to our Firm under the caption "Experts".



/s/ Squar, Milner, Miranda & Williamson, LLP
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    Squar, Milner, Miranda & Williamson, LLP


Newport Beach, California
September 18, 2006